As filed with the Securities and Exchange Commission on April 23, 2004. Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               JUNIPER GROUP, INC.
             (Exact name of registrant as specified in its charter)


          Nevada                                         11-2866771
         --------                                       ------------
    (State or other jurisdiction of                 (I.R.S. Employer No.)
     incorporation or organization)                  Identification Number)



                               111 Great Neck Road
                              Great Neck, NY 11021
                                 (516) 829-4670
        (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)

                           2004 CONSULTANT STOCK PLAN
                            (Full title of the Plans)

                              Vlado P. Hreljanovic
                 Chairman, Chief Executive Officer and President
                               Juniper Group, Inc.
                               11 Great Neck Road
                              Great Neck, NY 11021
                                 (516) 829-4670

            (Name, address and telephone number of agent of services)

                                 With copies to:
                              Gerald Kaufman, Esq.
                                15 Glenwood Road
                               Plainview, NY 11805
                                 (516) 433-7817
                      (Name, address and telephone number)

                    If any of the securities being registered
                       on this form are to be offered on a
                     delayed or continuous basis pursuant to
                     Rule 415 of the Securities Act of 1933,
                           check the following box |X|

                         CALCULATION OF REGISTRATION FEE

              Title of Securities                         Proposed Maximum     Proposed Maximum     Aggregate      Amount of
               Being Registered                                Amount         Offering Price Per     Offering     Registration
                                                          to be Registered          Share           Price (1)         Fee

Common Stock, par value $0.001 per share,                      2,000,000             $.35           $700,000        $64.40
under 2004 Consultant Option Plan
                                                               ---------              ---           ----------
TOTAL                                                          2,000,000             $.35           $700,000
                                                               =========             ====           ==========

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, on the basis of the closing price of the Registrant's Common Stock as reported on the OTC Bulletin Board on April 22, 2004,

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

         See Item 2. below.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

         A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to 111 Great Neck Road, Suite 604, Great Neck, NY 11021.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended.

         (b) The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on August 26, 1998 under Section 12 of the Securities Exchange Act of 1934.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Under the Nevada Corporation Law, a corporation's Articles of Incorporation may contain provisions eliminating or limiting the personal liability of a director or officer to the Corporation, or its stockholders for damages for breach of fiduciary duties as a director or officer, except the Corporation must not eliminate or limit liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violations of law or (b) payment of distributions in violation of the statutes.

                  Article 6 of the Registrant's By-laws provides that the Registrant shall indemnify directors and officers and their heirs, executors and administrators to the full extent permitted by Nevada General Corporation Law. The Registrant, by appropriate action of its Board of Directors, may indemnify directors and officers and their heirs, executors and administrators to the full extent permitted by Nevada General Corporation Law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

       Not applicable.

ITEM 8. EXHIBITS

   Exhibit
   Number    Description of Document

     4.1     2004 Consultant Stock Plan
     5.1     Opinion of Counsel re: legality of securities being registered
    23.1     Consent of Gerald A. Kaufman (included in Exhibit 5.1 hereunder)
    23.2     Consent of Goldstein & Ganz, P.C. Certified Public Accountants

    24.1 Power of Attorney ( included in the Signature Page of this Registration Statement).

ITEM 9. UNDERTAKINGS

       (a) The undersigned Registrant hereby undertakes:

              1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             i. To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended;

                            ii. To reflect in the prospectus any facts or events
                           arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

              2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                             i. The undersigned Registrant hereby undertakes
                           that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            ii. Insofar as indemnification for liabilities
                           arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nassau County, State of New York, on the 29th day of March, 2004.

                                          JUNIPER GROUP, INC.



Date: April 23, 2004                      By:     /s/ Vlado P. Hreljanovic
      --------------                             ----------------------------
                                                  Vlado P. Hreljanovic
                                                  Chairman of the Board of
                                                  Directors, Chief Executive
                                                  Officer, President and Chief
                                                  Financial Officer, and
                                                  (Principal Executive Officer
                                                  and Principal Chief
                                                  Accounting Officer)


                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Vlado
P. Hreljanovic, his true and lawful attorney-in-fact and agent, with power of substitution, his true and lawful attorney-in-fact with power of substitution and re-substitution, for him and for his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2004.


         SIGNATURES                         TITLES

/s/ Vlado P. Hreljanovic         Chief Executive Officer, President and
------------------------         Chief Financial Officer, Chairman of the Board
                                 Of  Directors  (Principal  Executive  Officer
                                 and  Principal  Accounting Officer)

/s/ Barry S. Huston              Director
-------------------


/s/ Peter W. Feldman             Director
--------------------

                                INDEX TO EXHIBITS

  Exhibit
  Number   Description of Documents
    4.1    2004 Consultant Stock Plan
    5.1    Opinion of counsel re: legality of securities being registered
   23.1    Consent of Gerald A. Kaufman (included in Exhibit 5.1)
   23.2    Consent of Goldstein & Ganz, P.C. Certified Public Accountants
   24.1 Power of Attorney (included on the Signature Page of this Registration Statement)

EXHIBIT 4.1

                           2004 CONSULTANT STOCK PLAN

I. Purpose of the Plan.

The purpose of this Plan is to enable Juniper Group, Inc. and its subsidiaries and affiliates to attract and retain highly qualified personnel who will contribute to the success of Juniper Group, Inc. and to further the growth of Juniper Group, Inc. by allowing the Company to compensate Juniper's consultants and certain other persons providing bona fide services to the Company, through the award of Juniper Group, Inc. common stock and/or options to purchase same.

II. Definitions.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock (or options to purchase Common Stock) made under this Plan.

2. "Board of Directors" means the Board of Directors of Juniper Group, Inc.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the common stock, par value $.001 per share, of Juniper Group, Inc.

5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. "Participant" means any person that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of the Company; a person engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm).

III. Effective Date of the Plan.

The effective date of this Plan is January 1, 2004.

IV. Administration of the Plan.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V. Stock Subject to the Plan.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 2,000,000 shares. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

VI. Persons Eligible to Receive Awards.

Awards may be granted only to Participants. Awards under the Plan may only be made to natural persons that provide services to Juniper Group, Inc. or its subsidiaries and only to the extent of the value of such services as determined by the Board of Directors. No award may be made under the Plan if the services are in connection with raising capital or are made, directly or indirectly, to promote or maintain a market for the securities of Juniper Group, Inc.

VII. Grants of Awards.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Participant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Participant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

VIII. Delivery of Stock Certificates.

As promptly as practicable after authorizing the grant of an Award, Juniper Group, Inc. shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. Employment.

Nothing in this Plan or in the grant of an Award shall confer upon any Participant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

X. Laws and Regulations.

1. The obligation of Juniper Group, Inc. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for Juniper Group, Inc. be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. Withholding of Taxes.

If subject to withholding tax, the Company shall be authorized to withhold from a Participant's salary or other cash compensation such sums of money as are necessary to pay the Participant's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award and the Participant fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Participant (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

XII. Termination of the Plan.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XIII. Delivery of Plan.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

Exhibit 5.1

                                GERALD A. KAUFMAN
                                 ATTORNEY AT LAW
                                15 GLENWOOD ROAD
                            PLAINVIEW, NEW YORK 11803



April 22, 2004


Juniper Group, Inc.
111 Great Neck Road
Great Neck, NY 11021

Re:  Registration  Statement on Form S-8

Gentlemen:

     I am counsel to Juniper Group, Inc., a Nevada corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 2,000,000 shares (the "Shares") of the Company's common stock, par value $. 001 per share (the "Common Stock"), issuable upon the exercise of options and purchase rights granted under the Company's 2004 Consultant Stock Plan.

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Plan, resolutions of the Board of Directors of the Company relating to the issuance of the Shares and such other corporate documents and records and other certificates, and I have made such investigations of law, as I have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon, and subject to the foregoing, I am of the opinion that the Shares to be issued upon exercise of the Plan hereunder have been duly and validly authorized and reserved for issuance, and, when the Shares have been paid for in accordance with the terms of the Plan and certificates therefore have been duly executed and delivered between the Company and the individual granted, such Shares will be duly and validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 or 11 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /s/ Gerald A. Kaufman
                                            ---------------------
                                            Gerald A. Kaufman

Exhibit 23.2
                             GOLDSTEIN & GANZ, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                 98 CUTTERMILL ROAD GREAT NECK, NEW YORK 11021
                         (516) 487-0110 Facsimile (516)487-2928


                                               Member of the American Institute
                                               of Certified Public Accounts,
                                               SEC Practice Section

                                               Member of the New York State
                                               Society of Certified Public
                                               Accountants


Board of Directors
Juniper Group, Inc.
111 Great Neck Road
Suite 604
Great Neck, New York  11021


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, April 23, 2004, of Juniper Group, Inc. of our report dated April 2, 2003, appearing on Page F-2 of Form 10-KSB for the fiscal year ended December 31, 2003.


     This consent is in connection with the Registration Statement under the Securities Act of 1933, as amended, 2,000,000 shares of Common Stock. par value $.001 per share, of Juniper Group, Inc., issuable under the 2004 Consultant Stock Plan.




                             /s/ GOLDSTEIN & GANZ
                             --------------------
                             GOLDSTEIN & GANZ, P.C.







Great Neck, New York
April 22, 2004